Exhibit 99.1

Titan Machinery Announces Entry Into New Credit Agreement

Company Expects New Agreement to Lower Borrowing Costs Beginning in Fiscal Fourth Quarter

WEST FARGO, N.D—November 4, 2010— Titan Machinery Inc. (NASDAQ:TITN) announced today that it has entered into a new credit agreement, arranged by Wells Fargo Securities, with a syndicate of lenders consisting of Wells Fargo Bank, Bank of America, CoBank, U.S. Bank, Bank of the West, and Bremer Bank.

The new credit agreement provides for an aggregate $225 million financing commitment by the lenders, consisting of an aggregate floorplan financing commitment of $175 million and an aggregate working capital commitment of $50 million.  The floorplan facility may be used to advance up to 90% of the value of eligible new inventory plus 85% of the value of eligible used inventory.  The working capital facility may be used to advance up to 80% of the Company’s eligible accounts, 85% of the value of eligible rental equipment, plus 75% of the Company’s eligible parts and attachments inventory, plus 50% of the Company’s eligible work in process inventory.

Loans under the new credit facility will carry an effective interest rate equal to LIBOR plus an applicable margin of 1.5% to 2.0% per annum, based on the Company’s consolidated leverage ratio.

In conjunction with entering into the new credit agreement, the Company repaid in full all debt outstanding under its wholesale financing agreement with GE Commercial Distribution Finance Corporation.

“We are pleased with the terms and rates of the new credit agreement, as we believe it will enable us to lower our borrowing costs beginning in the fourth quarter of this fiscal year” said Peter Christianson, the Company’s President and Chief Financial Officer. “We believe our new floorplan financing and working capital facilities, along with our healthy financial condition, will provide our business with ample financial flexibility to support continued long-term profitable growth. We are fortunate to have partnered with such a solid bank group, led by the experience and resources of Wells Fargo.”

The facilities will mature on October 31, 2014.  The Company will be filing with the Securities and Exchange Commission a Current Report on Form 8-K, which will include additional details about the agreement.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network consists of 71 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including two outlet stores, representing one or more of the CNH Brands (NYSE:CNH), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements made herein, which include statements regarding expectations for reduced borrowing costs in the fiscal fourth quarter, effective interest rates under the credit agreement, and financial flexibility and long-term growth involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic area served.  Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

310-954-1100